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Included below is a transcript of the investor presentation conference call held by Ligand Pharmaceuticals Incorporated. (“Ligand”) on April 27, 2026, in connection with its proposed acquisition of XOMA Royalty Corporation (“XOMA Royalty”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 27, 2026.

04 - 27 - 2026

Ligand Pharmaceuticals

Ligand to Acquire Xoma Royalty

TOTAL PAGES: 17

CORPORATE SPEAKERS:

Melanie Herman

Ligand Pharmaceuticals; Head of Investor Relations

Todd Davis

Ligand Pharmaceuticals; Chief Executive Officer

Octavio Espinoza

Ligand Pharmaceuticals; Chief Financial Officer

Lauren Hay

Ligand Pharmaceuticals; Vice President of Portfolio Strategy and Investments

PARTICIPANTS:

Matthew Hewitt

Craig-Hallum; Analyst

Annabel Samimy

Stifel; Analyst

Yigal Nochomovitz

Citi; Analyst

Joseph Pantginis

HC Wainwright; Analyst

Jason Zemansky

BofA; Analyst

Larry Solow

CJS Securities; Analyst

PRESENTATION:

Operator^ Ladies and gentlemen, thank you for standing by. (Operator Instructions)

At this time I would like to welcome everyone to Ligand Pharmaceuticals to Acquire XOMA Royalty. (Operator Instructions)

I would now like to turn the conference over to Melanie Herman, Head of Investor Relations.

Melanie, please go ahead.

Melanie Herman^ Good morning, everyone. And welcome to Ligand’s investor call highlighting the announcement of our acquisition of XOMA Royalty.

Here with me today are Ligand’s CEO, Todd Davis; Chief Financial Officer, Tavo Espinoza; and Vice President of Portfolio Strategy and Investments, Lauren Hay.

Today we’ll be discussing certain non-GAAP financial measures. And some of those will be forward-looking.

We’d like to refer you to the safe harbor statement in these forward-looking statements which are subject to risks and uncertainties.

Actual results or events may differ from those projected or discussed.

And all forward-looking statements are based on our current available information.

Ligand assumes no obligation to update these statements.

And with that, I will now turn the call over to our CEO, Todd Davis.

Todd Davis^ Thank you, Melanie. And good morning.

Today Ligand announced that it has entered into a definitive agreement to acquire XOMA Royalty Corporation.

We have known the XOMA team and have been impressed with the robust portfolio of biopharmaceutical assets that they have established over the last several years. This is an exciting acquisition of a highly complementary business that meaningfully expands Ligand’s Royalty portfolio and accelerates near-term and long-term growth.

Through this acquisition, we will increase the number of commercial assets generating revenue today and significantly expand the pipeline of development-stage programs that will be future contributors.

I will begin with a brief overview then provide background on XOMA and the strategic rationale before turning it over to Tavo to discuss the financials. After that, Lauren will cover portfolio details.

We are paying $39 a share in cash to the XOMA shareholders. Plus, there will be a CVR tied to the litigation proceeds from XOMA’s dispute with Janssen Biotech over Tremfya.

Subject to shareholder and regulatory approval, we expect the transaction to close in the third quarter of 2026 and be immediately accretive to earnings. When the transaction closes, we will add seven commercial royalties to our portfolio.

Including three we consider key commercial programs that we expect to be near-term growth drivers for Ligand.

Vabysmo, Ojemda and Miplyffa was over 100 partnered development stage programs. This will more than double the size of our portfolio and position us to drive future growth for Ligand shareholders. Consistent with our ongoing investment strategy, we are adding the XOMA clinical stage programs to our portfolio and believe they will be important contributors to our performance over time.

XOMA has built an impressive portfolio since pivoting to become a royalty aggregator in 2017.

In the last two years, XOMA has closed nine acquisitions, building a portfolio of royalty, tax and intellectual property assets that have begun to generate significant receipts and contains a robust pipeline of earlier-stage pipeline assets that will complement Ligand’s later-stage pipeline.

We believe the timing for the acquisition is very good as XOMA approaches inflection on its portfolio of over 100 assets.

We look forward to integrating the XOMA portfolio into Ligand’s portfolio.

Slides 8 and 9 provide a few more details on the rationale of the transaction.

As I mentioned, this transaction is immediately accretive, and we expect it will add approximately $0.50 to Ligand’s adjusted earnings in 2026, assuming a closing timeline in Q3 and $1.50 in 2027. Beyond 2027, we expect the portfolio revenues will likely continue to grow significantly. XOMA’s significant upside potential also draws from its earlier stage opportunities and longer-dated IT and royalty rights, some of which extend past 2040.

Additionally, we anticipate very significant operational and financial synergies as we integrate the XOMA portfolio.

Over the last couple of years, Ligand has scaled the business and our portfolio management system in anticipation of absorbing new assets into our portfolio.

With long-dated royalty cash flow, proprietary financing capabilities and increased financial strength for execution, this acquisition strengthens our position as the next-gen life sciences capital allocator.

We believe this approach will continue to deliver compounding profitable growth for our shareholders and deliver high-value medicines patients in need.

I will now turn it over to Tavo to go deep on the financials.

Octavio Espinoza^ Thank you, Todd. Turning to Slide 11. This slide captures the financial impact of the XOMA acquisition on our 2026 outlook.

Our revised guidance assumes the transaction closes in Q3 of this year. The transaction adds royalty revenue that translates efficiently into cash flow through our operating model, and that dynamic is reflected in the meaningful earnings contribution even on a partial year basis.

Starting with royalty revenue.

We are raising our full year royalty guidance to a range of $225 million to $250 million, up from $200 million to $225 million previously. The primary commercial contributors from the XOMA portfolio in 2026 are Ojemda, Vabysmo and Miplyffa, three approved products with established revenue streams.

On total revenue, we are raising our range to $270 million to $310 million from $245 million to $285 million or non-royalty lines Captisol at $35 million to $40 million and contract revenue at $10 million to $20 million are unchanged.

On earnings, we are increasing adjusted core EPS guidance to $8.50 to $9.50 per share up from our prior range of $8 to $9 per share. The transaction is immediately accretive on a partial year basis in 2026. And as we move into 2027 and realize that the first full year of XOMA royalty cash flows, we expect the acquisition to contribute approximately $1.50 of incremental adjusted earnings per share.

Slide 12 provides additional detail on the financials. Cost of goods sold remains unchanged while operating expenses increased modestly, reflecting small incremental costs that are more than offset by the meaningful synergies we expect to realize. Together, operating leverage and continued royalty growth are expected to drive a 10% increase in cash operating profit or approximately $20 million. This is partially offset by an approximate $6 million decline in other income, reflecting capital deployment at lower interest earnings.

Net of these factors, we expect adjusted core EPS to increase by $0.50 with no change to share count.

We intend to fund the acquisition through a combination of cash on hand and our credit facility.

We expect to retain sufficient remaining capacity to continue executing on our capital deployment strategy of investing $150 million to $250 million annually in high-value royalty assets.

Slide 13 provides a few highlights on key long-term drivers of performance.

As mentioned earlier, we expect the acquisition of XOMA to be accretive to 2026 EPS by $0.50, and we also expect an additional $1.50 of adjusted EPS in 2027.

In addition to XOMA, the FDA recently approved Filspari in FSGS and Palvella announced positive Phase III data in microcystic lymphatic malformations for its QTORIN rapamycin. The latter two events we expect will contribute significant and ramping value to Ligand shareholders over time.

We will share more about the longer-term view and update our 5-year plan at an Investor Day we expect to hold in December of this year.

I’ll now turn it over to Lauren to discuss our portfolio more broadly.

Lauren Hay^ Thank you, Tavo. XOMA’s assets will enhance Ligand’s portfolio in three distinct stages as outlined on Slide 15.

So almost seven commercial programs including the three key programs: Vabysmo, Ojemda and Miplyffa provide near-term revenue and visibility, supported by continued adoption and potential label expansion.

So most 14 late-stage programs including Phase III and registrational assets, represent the next wave of contributors.

As these programs reach approval and launch, they transition into royalty-generating assets and further expand the revenue base.

Beyond that, XOMA has an extremely diverse array of over 100 earlier-stage programs that provide the foundation for long-term growth. These assets have the potential to generate near-term income through contractual milestones as they progress through development as well as the potential to generate royalties in the longer term. The result is a layered portfolio structure with current contributors, near-term growth drivers and longer-dated opportunities working together to support sustained growth.

The breadth of the portfolio across therapeutic areas, development stages and counterparties provides diversification and reduces reliance on any single asset supporting a more predictable and compounding growth profile over time.

Now I’d like to highlight a few specific near-term growth drivers from XOMA’s portfolio that we’re particularly excited about. The first is Roche’s Vabysmo, The first approved bispecific antibody targeting both VEGF-A and Ang-2 reducing vascular leakage, neovascularization and inflammation more than VEGF-only agents. Vabysmo has been one of Roche’s key growth drivers and is currently the third best-selling product in their entire portfolio. Analyst peak sales estimates for Vabysmo are $7.5 billion.

As a reminder, XOMA is entitled to a 0.5% royalty on net sales.

At peak, this would equate to a $37.5 million annual royalty.

Turning to Ojemda. This product addresses an area of high unmet need in pediatric oncology.

Ojemda is currently marketed in the U.S. by Day One under accelerated approval in relapsed/refractory pediatric low-grade glioma and is the first targeted therapy delivering clinically meaningful tumor shrinkage with durable responses in relapsed/refractory BRAF fusion/rearrangement and V600-mutated pLGG.

Ojemda also recently gained marketing authorization in Europe and is being marketed by Ipsen as its ex U.S. partner.

It is also in Phase III development for frontline pediatric low-grade glioma.

In Q1, Servier announced the acquisition of Day One for $2.5 billion, further validating the commercial potential of Ojemda. XOMA is entitled to milestones and a tiered mid-single-digit royalty on worldwide net sales.

Day One reported net sales of $155 million in 2025, and analysts expect peak sales in excess of $1 billion.

Turning to a near-term growth driver in the XOMA development stage pipeline, Osavampator currently has five Phase III trials evaluating the drug as an adjunctive treatment for major depressive disorder.

It is a potential first-in-class AMPA-PAM offering oral convenience with strong safety, positioning it well in the MDD market. Analyst peak sales consensus is $1.8 billion. And as a reminder, XOMA is entitled to a low to mid-single-digit royalty on worldwide sales, excluding Japan.

Slide 21 is an exciting look at the substantial number of 2026 catalysts we have and will gain with XOMA.

We’ve already had two major positive catalysts from Ligand’s late-stage portfolio this year.

In February, our partner, Palvella announced positive top line results of the QTORIN rapamycin program in microcystic lymphatic malformations. QTORIN rapamycin has the potential to be the first FDA-approved therapy and standard of care for the estimated 30,000 individuals living with mLM in the U.S., and Ligand earns a tiered 8% to 9.8% royalty on all QTORIN rapamycin sales.

Additionally, this month, Travere announced the FDA approval of Filspari for the treatment of adults and pediatric patients age 8 and older in FSGS without active nephrotic syndrome.

Filspari is now the first and only medicine approved by the FDA for the treatment of FSGS, marking expansion beyond IgAN into a second rare kidney disease. Ligand earns a 9% royalty on net sales of Filspari.

Turning to the XOMA portfolio.

We are excited about several clinical and regulatory milestones including Ojemda marketing decision in Japan, as well as the Miplyffa marketing decision in Europe.

With the potential for geographic expansion, these catalysts have the potential to be near-term growth drivers for Ligand.

In closing, with the acquisition of XOMA, we have never felt more confident about the potential of our portfolio, both in the short and long term.

With that, I’ll turn it back to Todd.

Todd Davis^ Thank you, Lauren.

We are incredibly excited about this acquisition and the accelerating growth it offers to Ligand.

With long-dated royalty cash flow, proprietary financing capabilities and increased financial strength, our position is a next-generation life sciences capital allocator is strengthened.

We believe the Ligand strategy and continued execution will continue to deliver compounding profitable growth for our shareholders and deliver important treatments to patients in need.

I will now hand it back so that we can take questions from the participants.

QUESTION & ANSWER:

Operator^ (Operator Instructions) And your first question comes from Matt Hewitt with Craig-Hallum Capital Group.

Matthew Hewitt^ Congratulations on what looks to be a fantastic fit for Ligand. Maybe first up, why now? Obviously XOMA has been out there for a while. A little bit different portfolio strategy on their part tending to favor earlier stage.

But maybe why now?

And how does this fit in your long-term strategy?

Todd Davis^ Thank you, Matt. That’s a great question. And in fact, XOMA has been around for 45 years. They just had their 45th anniversary, so it’s one of the original and early biotech as this industry began. And the why now is that over the years, XOMA has built up really an amazing portfolio, but it is approaching an inflection point right now.

They have seven commercial assets, 14 assets in late-stage development that are very attractive, over 120 assets overall. And that’s going to be very accretive, not just immediately, but that grows and accelerates our growth over the long term.

We have very long-dated IP which lasts beyond the mid-2030s.

It’s very complementary to our portfolio and just a fantastic fit.

Additionally, in this type of business model which is basically it provides investors exposure to biotech, but at the same time also provides compounding profitable growth. And this just accelerates that.

So we already have anticipation of over 20% growth in our existing portfolio, this will accelerate that going forward.

So I think it’s a very good fit. The synergies are almost 100%, not quite, but almost 100% synergies in this business model. And the value is structured to accrete directly to our existing shareholders with no dilution.

Matthew Hewitt^ That’s helpful. And then maybe — and I don’t want to distract, but just for clarity purposes, the increase in guidance today is that entirely tied to the XOMA acquisition or have you started to factor in some of the FSGS approval into that new guidance range?

Todd Davis^ Tavo?

Octavio Espinoza^ Thank you.

Super excited for this news this morning. Yes. So on the guidance, we do expect a 50¢ increase to adjusted EPS in the partial 2026 year. And then in 2027, $1.50. The longer-term model projects significantly more accretion as the development assets mature, but we’ll wait either for a future earnings release or once this deal closes, and we’ll provide a little bit more color around what we think that longer-term accretion looks like, we think it’s very healthy.

So yes, the updated guidance is purely a result of today’s news, the $0.50 in ‘26 reflects roughly half of the year of XOMA royalty contributions from the three — primarily the three royalty generating assets of Vabysmo, Ojemda and Miplyffa plus the partial year of synergy realization from eliminating XOMA’s a significant portion of their operating expenses that are largely centered around running a public company.

And then the step-up in $1.50 in ‘27 represents that full year of again all three of those royalty streams combined with full year synergies and no changes in share count. And again we’ll provide a more detailed bridge to the 2027 number and an updated 5-year model at Investor Day that we expect to hold again this year in December.

Operator^ Your next question comes from the line of Annabel Samimy with Stifel.

Annabel Samimy^ Congratulations on an interesting deal.

So I just wanted to understand the capital used for the deal. Your stock is trading close to its 52 weeks highs, but you’re buying XOMA all cash.

So can you talk about the rationale in doing so and whether that limits your capital flexibility going forward? And just a separate question, given all the new opportunities, how do you think about future deal flow and priorities?

And how will you manage the new portfolio programs, particularly in the pipeline? Any triaging of the portfolio you expect to take?

Todd Davis^ Thank you, Annabel. Great questions.

I think although we’re trading near 52-week highs, we believe that our stock is undervalued in the summer, as you know lead the convertible bond financing to make sure we had significant cash on the balance sheet for these types of eventualities. And so that we had a de minimis amount of dilution to our shareholders but could still execute opportunistically on deals in the market.

As a result of this, there’s no dilution, and it’s an all-cash deal, and we think that’s very good for our shareholders because all of the cash flows from the XOMA portfolio will flow directly in terms of the value to our existing shareholders.

So that is the rationale for the structure.

In terms of cash, we’ll have approximately $200 million still available in cash plus the equity holdings and liquid securities that we have. And you have to remember, we’re really, our targeted investment in our model is about $150 million to $250 million per year.

So we have plenty of balance sheet to service our business model and our execution going forward.

But beyond that, now our cash flow generation is approaching $300 million per year.

But the cash flow is now self-generative in terms of replenishing the balance sheet around our deal activity as well.

So we think we’re very well positioned to execute with de minimis solution to shareholders going forward. And we’re very excited about this for that reason.

In terms of the second part of your question, the portfolio management, — so we’ve been scaling this business.

As we said, we’re going to scale the balance sheet and the team.

We’ve gone from three investment professionals to 18.

We have billions of dollars of private equity investment experience on our team of 18 people. That includes significant portfolio management skilling as well.

So we know that we have a large portfolio which will now be well over 200 assets, and you have to constantly iterate, probe and manage that portfolio.

We have dormant assets that we try to move along or we partner with new companies, and we’ve recently had some success around things like lasofoxifene in that regard. And we’ll continue to work this portfolio hard with our new portfolio management system. And I expect there will be some positive surprises in the portfolio this large as well that we’re not even aware of yet.

So that’s all part of our plan.

And in terms of future deal flow, I mean we’re now positioned with pretty significant financial strength, and we’re one of the few royalty players that are focused on servicing a late-stage private SMID-cap market. And so our deal flow is going to accelerate.

We have — there are more deals to do in this market that we can possibly do. And we’ve just added two additional deal leads in the last six months.

So our deal flow should accelerate and our deal activity should be accelerating as we grow.

Operator^ Your next question comes from the line of Yigal Nochomovitz with Citi.

Yigal Nochomovitz^ Congrats on the transaction.

I’m wondering if you could just go into a little bit more detail in terms of the strategy for the deal flow given that you’re going to continue to deploy $150 million to $200 million now that you have a weighting of assets from XOMA that are earlier stage all the way from preclinical through to late-stage clinical as well as the new commercial ones. How are you thinking about the new deals in terms of risk and stage of development? And then secondarily, regarding the CVR with Tremfya, could you speak to what that may be worth if that litigation ends up being successful or any additional comments you can provide there?

Todd Davis^ Sure. Thank you, Yigal.

In terms of the strategy for our deal flow, we’re targeting assets that are addressing very high unmet clinical need that is both strategic in that if you’re not solving big clinical problems in this market, in this regulatory world, in this payer world, that introduces more commercial risk downstream.

But it also gives us and our team significant purpose as we go after the types of assets that we look for which are addressing extremely high unmet clinical need.

We are also, from a size perspective, as you know typically looking at deals in the $25 million to $60 million range.

As our portfolio grows in value, the deal size could go up proportionately.

I don’t expect it to go up substantially here, but I do think we have the flexibility to do slightly larger deals as our portfolio grows.

We will continue to target late-stage clinical assets.

It doesn’t mean that we won’t occasionally do earlier stage assets, but those are smaller deals and you have to underwrite them according to the risk at that stage.

So we are going to stay focused on sourcing and originating our deals and late-stage clinical pipeline.

Opportunistically, we do look at earlier stage programs occasionally, if they’re significantly derisked, they’re solving a big clinical problem, and there still can be strong evidence of safety and efficacy earlier programs, especially around things like repurposed molecules where there’s already lots of clinical data.

So that is how we’re running our strategy now and that is how we’ll be running it in the future.

With regard to Tremfya and the CVR, I think I can’t really obviously comment on the litigation. The value of that can be, of course highly variable. XOMA believes they’ve got a very good case though. And effectively, we will be recipients of 25% of any potential net proceeds after legal costs, et cetera from that litigation. And that could effectively lower our effective purchase price by a couple to $3.

But we’ll have to see how that plays out, and that is in terms of predictability, that’s on the lower end of the spectrum.

So that’s our strategy going forward.

Operator^ Your next question comes from the line of Joe Pantginis with HC Wainwright.

Joseph Pantginis^ Very nice transaction.

So first, I just wanted to ask the housekeeping question.

So I don’t know if you disclosed the number as you’ve been giving a lot of details of your strategy and deployment going forward. You said it was a combination between current cash and the credit facility. Are you disclosing how much — what the split was there, number one.

And then more broadly, with XOMA’s aggregate royalty aggregation model being in place since 2017, as you said, they’ve been very, very creative in a lot of their transactions. And I was just curious, when you consider the proverbial meeting of the minds here with — in acquiring XOMA, how much of these strategies might apply to your strategy and any changes that might happen.

For example, a lot of their deals that have revolved around acquiring companies through companies that were in trouble or other types of creative deals there?

Todd Davis^ Yes.

I’ll take the second part, and then I’ll hand it back to Tavo for the first question in terms of the financial breakdown.

But the XOMA team has been very creative.

I think with a lot of these kind of small acquisition deals, they’ve actually acquired a lot of tax assets which I think added value to their portfolio in a very creative way. And so you tip our hat to them on that.

I’d just remind you though that our strategy is fairly broad.

And we have a very diverse deal team that comes from hedge funds, royalty funds, growth equity funds, public equity funds.

So we understand all aspects of the cap structure with the current team that we’ve assembled and we’ve actually engaged in M&A as well.

First, with the Pyron in Europe, as you recall which is where our Carziva royalty came from, that was immediately accretive to the tune of about $1 a share to us.

And more recently, we acquired the Novan assets all out of the bankruptcy, incubated the company for 18 months to fund that back out as Telios Therapeutic, who is now in the midst of launching their new drug for molluscum contagiosum that we have a 13% royalty on.

So I think the team that we’ve assembled has the ability to execute in almost any deal format M&A, royalty finance in terms of project finance, royalty acquisitions.

We’ve navigated bankruptcies.

We’ve restructured.

We’ve created new companies and spun them out.

So it’s hard to find an approach that the team we’ve assembled is not capable of executing on. And I think it’s probably one of the strongest, if not the strongest deal teams in the biopharmaceutical world.

Tavo, do you want to take the first question on yes.

Octavio Espinoza^ Yes. Yes.

On the balance sheet question, we have not disclosed specifically the mix between cash on hand and tapping the credit facility, the revolver.

But Joe, I’ll just tell you that we have — as we’ve stated publicly, we have over $1 billion in deployable capital.

We entered the year generating approximately $200 million in operating cash on an annual run rate basis as we exit this year.

That will be approaching $300 million post combination.

So we’re going to strike a balance here between having enough balance — enough cash on the balance sheet, excuse me, to continue to execute on the strategy and also focusing on cost of capital and doing right by shareholders in that regard.

Operator^ Your next question comes from the line of Jason Zemansky with Bank of America.

Jason Zemansky^ Congrats on the deal, I guess can you speak a little bit more to the puts and takes of growing via, I guess the acquisition of a large portfolio versus a more organic approach.

I mean fundamentally, is this a new type of deal we should be looking forward to moving forward a similar sort of transaction versus kind of the individual ones?

Todd Davis^ Great question, Jason.

I think XOMA is a special asset. They’ve been in, first of all, long-standing biotech company, lots of legacy and history within the industry that convert into a royalty aggregation platform and approximately 2017 and added quite a bit in terms of royalty assets to the portfolio.

So that’s fairly unique.

And it takes a long time to build up a robust royalty portfolio like the XOMA has and in general, this is just my personal opinion, the earlier-stage assets in these portfolios are just typically not valued by the public markets.

It’s hard to, frankly, do all the math around the portfolio this large, but there is value there. And so this is a pretty unique asset.

I don’t see a lot of others like this in the market. Certainly, there are companies that may have partnered lead assets, and they have a lot of royalty value in them that you could acquire through M&A, restructure and hold on to the royalty assets.

We are a source of liquidity in those biotech companies that are out there in the market.

So I suspect ultimately, the answer to your question is our regular way business, where we’re doing more concentrated bets and adding them in to our vastly diverse portfolio is going to be — kind of a consistent approach going forward.

But we will do M&A.

We obviously like multiple asset deals and risk in the biopharmaceutical industry in general and value, specifically is held — 100% of it is held in the form of pharmaceutical products and royalties are simply derivative economic rights on those assets that hold all of the value in the pharmaceutical industry.

So this is a highly efficient investment model that is — can be replicated kind of throughout the industry. And the diversity of our risk is actually calculated by the diversity of our asset portfolio, not the number of deals that we do.

So when you look at the XOMA deal with over 100 assets in it, this is effectively similar to us doing about 14 or 15 deals individually and just aggregating it up.

So this is a very efficient deal exercise for us, and we think we’ll deliver great value to the Ligand shareholders as well.

Operator^ Your next question comes from the line of Larry Solow with CJS Securities.

Larry Solow^ Congratulations as well. Just curious, just from a high level, I know you mentioned they’re earlier stage, mostly programs, of course they have a few commercial and some later stage 1s.

Just can you just give us a quick highlight how the funnel — what’s their engine? How do they get these products and compounds? Do they have a business development team? It sounds like nothing to the substance that you have, but can you just kind of give us an idea of that? And then the second question was just on the acquisition itself.

Was this a process? How did the kind of transaction come about?

Todd Davis^ Yes.

I’ll take the second part of that first, Larry, but thank you for those questions. XOMA is kind of an obvious potential target for us.

We know them very well.

I think Owen and the team there have done a great job.

So we followed them really for the last few — several years or so. And the timing seemed right for the reasons I mentioned earlier in the call we think they’re really approaching an inflection point.

So the process, at least from an awareness perspective, has been going on for a couple few years.

However I think we really engaged more earnestly in the December timeframe and have been working on it since then.

So that’s how that portion evolved. And in terms of the earlier-stage assets and the process for aggregating them, I think it’s a similar process. And we certainly — we have a larger portfolio.

We’re larger on average.

We have more financial strength. Therefore our team is larger.

So we probably have a higher level of activity than just practically they’re capable of.

But the teams are doing similar activities.

And it’s important to point out that these deals are made. They’re not in a book being marketed typically by intermediaries. You have to be aware of the types of assets in the market that you’re highly interested in. You have to be able to approach the management teams you have to have a broad understanding of their financial alternatives because we invest in really good teams, and so they typically have a lot of alternatives. And you need to understand how royalty finance fits into their capital structure which means you must understand the equity and the debt and why that makes sense for them.

And royalty finance isn’t always the best solution.

But it is a solution, and it’s a very differentiated solution and in that it’s nondilutive to equity and equity can trade above or below intrinsic value. And we also don’t typically need to redirect, upset or change governance and things like that.

So it’s a pretty friendly form of investment. And additionally, our royalty investors’ returns are tied to the long-term performance of the product.

So in terms of the life cycle of product development and pharmaceutical products, we are the most aligned form of financing.

So again royalty finance isn’t always the best possible solution for a company, but it often can be.

So you just have to be in the mix with those companies when they’re considering a financing or when they need capital, and you have to know which companies it is that you want to be talking to and you have to understand their assets in detail so that you’re directing your business development efforts efficiently into the pockets of value they’re going to add the most to our portfolio.

We spend a lot of time managing that.

We’re very focused on that.

We have weekly business development meetings, weekly investment committee meetings, and we’re really running a private equity style process here where the partners and the investment committee meet around these assets, discuss them and prioritize them every week because one of the most important things we do is directing our business development efforts towards the right assets.

So that’s how we go about it.

I think probably was similar for XOMA and this whole deal that strengthens our portfolio and allows us to continue to scale our strengths around origination, deal execution, et cetera.

Operator^ And ladies and gentlemen, that’s all the time we have for questions today. This does conclude today’s conference call. Thank you all for joining.

And you may now disconnect.

Additional Information and Where to Find It

In connection with the proposed acquisition, XOMA Royalty will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed acquisition. The definitive proxy statement will be mailed to XOMA Royalty’s stockholders in connection with the proposed acquisition. This communication is not a substitute for the proxy statement or any other document that may be filed by XOMA Royalty with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at XOMA Royalty’s stockholder meeting to approve the proposed acquisition or other responses in relation to the proposed acquisition should be made only on the basis of the information contained in XOMA Royalty’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, or at investors.xoma.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

XOMA Royalty and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of XOMA Royalty in favor of the proposed acquisition. Information about XOMA Royalty’s directors and executive officers is set forth in XOMA Royalty’s proxy statement for its 2026 annual meeting of stockholders, which was filed with the SEC on March 30, 2026. Additional information concerning the interests of XOMA Royalty’s participants in the solicitation, which may, in some cases, be different than those of XOMA

Royalty’s stockholders generally, will be set forth in XOMA Royalty’s proxy statement relating to the proposed acquisition when it becomes available. These documents are available free of charge at the SEC’s web site at www.sec.gov and at investors.xoma.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including information about, among other topics, Ligand’s proposed acquisition of XOMA Royalty, Ligand’s and XOMA Royalty’s products pipeline and the anticipated timing of completion of the proposed acquisition, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain XOMA Royalty Stockholder Approval) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships, including XOMA Royalty’s ability to attract and retain highly qualified management and other clinical and scientific personals; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the Shares and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or XOMA Royalty’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy; changes in tax and other laws, regulations, rates and policies; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Ligand’s business and prospects, adverse developments in Ligand’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment, tariffs and other trade policies or economies generally; future business combinations or disposals; uncertainties regarding the commercial success of XOMA Royalty’s commercialized and/or pipeline products or Ligand’s commercialized and/or pipeline products; risks associated with drug development; XOMA Royalty’s and Ligand’s reliance on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections, which may not be received; the uncertainties inherent in research and development, including the ability of XOMA Royalty’s and Ligand’s partners to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with initial, preliminary or interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical trials conducted by XOMA Royalty’s and Ligand’s partners; whether and when drug applications may be filed in any jurisdictions for pipeline products for any potential indications by XOMA Royalty’s and Ligand’s partners; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; and decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of such products.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of XOMA Royalty described in the “Risk Factors” and “Forward Looking Statements” sections of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC, all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and XOMA Royalty assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. XOMA Royalty gives no any assurance that it will achieve its expectations.